Exhibit 99.1

NOMAD POWER SOLUTIONS LAUNCHES NATIONWIDE MOBILE POWER DEMONSTRATION TOUR

Voyager and Voyager Falcon Systems Showcase Rapidly Deployable, Utility-Grade Battery Power at 26 Stops Across Three Regional Roadshows in October and November

BOCA RATON, Fla. — October 6, 2026 — NOMAD Power Solutions, Inc. (“NOMAD” or the “Company”) (Nasdaq: NMAD), a provider of transportable, utility-grade battery energy storage systems through its wholly owned subsidiary NOMAD Transportable Power Systems, today announced the launch of its 2026 Nationwide Mobile Power Demonstration Tour. The program will bring the Company’s flagship Voyager and Voyager Falcon transportable battery energy storage systems (BESS) to 26 stops across the Mountain West, Northeast, and Southwest in October and November, offering prospective customers the opportunity to see the systems in operation and discuss potential applications with NOMAD’s team.

“Customers are looking for reliable power that can be deployed quickly and moved as their needs change,” said Geordan Pursglove, CEO of NOMAD Power Solutions. “Utilities, data center developers, and industrial operators are navigating power infrastructure constraints that can affect their operations and expansion plans. By bringing our systems directly to prospective customers, we aim to demonstrate their capabilities live and in person.”

The tour follows growing inbound customer interest in NOMAD’s mobile power solutions. The majority of the Company’s current sales activity originates from inbound inquiries, and its sales pipeline includes opportunities across utility, infrastructure, and other strategic customer markets. The demonstrations are intended to enable prospective customers to evaluate system capabilities and deployment options.

Each stop will include a live demonstration of NOMAD’s transportable, utility-grade battery power technology, designed for megawatt-scale deployment in under one hour. The Voyager and Voyager Falcon platforms give customers the flexibility to deploy and relocate battery power as operating needs change, with commercial options that include equipment sales, rentals, and Energy-as-a-Service. There is no guarantee that the demonstration tour will result in the acquisition of new customers.

Tour Schedule

The demonstration tour will consist of three regional roadshows:

October 6–8, 2026 – Mountain West Roadshow

Hosted with Peterson Co., this segment will include five stops across Salt Lake City, Lehi, and Midvale, Utah, and Meridian, Idaho. Demonstrations will feature the Voyager 1.0 unit, which provides 1 MW of power and 1.3 MWh of energy-storage capacity.

October 13–26, 2026 – Northeast Roadshow

Hosted with First Line Associates, this segment will include 14 stops across New England and the Mid-Atlantic, including Exeter and Manchester, New Hampshire; Westwood, Massachusetts; and Berlin, Connecticut. The Voyager Falcon demonstration unit will depart from NOMAD’s Waterbury, Vermont facility.

November 2–16, 2026 – Southwest Roadshow

Hosted directly by NOMAD, this segment will include seven stops across California, Nevada, Arizona, and New Mexico, including San Ramon, Las Vegas, Tempe, and Albuquerque. Demonstrations will feature the Voyager Falcon unit.

About NOMAD Power Solutions, Inc.

NOMAD Power Solutions, Inc., through its wholly owned subsidiary NOMAD Transportable Power Systems, provides transportable, utility-grade battery energy storage systems. The company’s mobile battery energy storage system (BESS) platforms deliver rapidly deployable, scalable energy solutions for electric utilities, data centers, commercial and industrial customers, emergency response, renewable energy integration, and grid modernization. By mobilizing energy storage, NOMAD enables customers to deploy power where and when it is needed without waiting for permanent infrastructure.

For more information, please visit https://ir.nomadpower.com/.

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